 Exhibit 99

FOR IMMEDIATE RELEASE

February 9, 2011

THE EASTERN COMPANY REPORTS RESULTS
FOR THE FOURTH QUARTER AND TWELVE MONTHS OF 2010

Naugatuck, CT–The Eastern Company (NYSE Amex-EML) today announced the results of its operations for the fourth quarter and twelve months of 2010. Sales for the quarter were $32.6 million, compared to $28.0 million for the same period in 2009, a 16% increase. Net income for the fourth quarter was $1.6 million or $0.26 per diluted share compared to the $369,000 or $0.06 per diluted share that was reported in the fourth quarter of 2009.

For the twelve months of 2010 net sales were $130.1 million compared to $112.7 million in 2009, also a 16% increase. Net income for the year 2010 was $5.5 million or $0.90 per diluted share, compared to $1.0 million or $0.17 per diluted share for the same period in 2009.

Leonard F. Leganza, Chairman, President and CEO stated, “We are pleased with the financial results for the year 2010 and are optimistic that our operations will continue to improve throughout 2011. Fourth quarter sales in 2010 were stronger when compared to the much weaker sales activity we experienced in the same quarter of 2009. Although we are still experiencing softness in some of our markets there are signs of general economic recovery. As an indication of our confidence in our continued future performance and our desire to share the past year’s results with our shareholders, on December 15, 2010 the Company paid its 281st consecutive quarterly dividend of $0.09 per share and a one-time extra dividend of $0.16 per share.”

Mr. Leganza, continued, “In the Industrial Products Group, the Company is currently in the process of establishing a new location in Ontario, Canada for the fabrication of panels for products using our lightweight composite technology. This plant will compliment our present facilities located in British Columbia, Canada and Lerma, Mexico. The first product to be manufactured at this new location will be a newly developed panel which will be used in an interactive electronic board product. The panel will be produced on newly designed automated equipment developed internally by employees of the Company. This new more highly technical business opportunity offers us some exceptional growth opportunities for our Canadian subsidiaries.”

Mr. Leganza also stated, “Our Greenwald Industries division will be completing the first installation using its new “Flash Cash” system at several commercial laundry locations in Connecticut.  The use of this advanced, contactless and wireless cash payment system will open several new market sectors in the coin vending and metering industry for the Company.”

Mr. Leganza continued, “In the Metals Products Group, the Frazer & Jones division has continued to experience strong demand for its proprietary mine roof products and we anticipate such demand to continue in the foreseeable future. In addition, the division continues to look into new markets where Malleable and Ductile iron products are needed. The $2.5 million capital improvement program that was successfully implemented during 2010 has significantly improved our operating efficiencies leading to increased productivity, as well as greater product quality, and helped expedite the delivery demands of our customers.”

Mr. Leganza concluded, “Despite the difficulties of dealing with the challenging economic environment which affected our markets in recent years and the uncertainties which affected the entire business community, we remain very positive about our future and will continue to invest in the development of new products and reinvest in our operations in order to maintain our competitive edge in the global marketplace.”

The Eastern Company is a 152-year-old manufacturer of industrial hardware, security products and metal castings.  It operates from nine locations in the U.S., Canada, Mexico, Taiwan and China.  The diversity of the Company’s products helps it to respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company’s current expectations regarding its future operating performance and achievements.  Actual results may differ due to the many economic uncertainties that affect the Company’s business environment.  Further information about the potential factors which could affect the Company’s financial results is included in the Company’s reports and filings with the Securities and Exchange Commission.  The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:	Leonard F. Leganza or John L. Sullivan III
(203) 729-2255

Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (NYSE Amex - EML)

	THREE Months Ended		TWELVE Months Ended

	13 wks	13 wks	52 wks	52 wks
	Jan. 1, 2011	Jan. 2, 2010	Jan. 1, 2011	Jan. 2, 2010
Net Sales	$ 32,639,459	$ 28,014,270	$130,130,360	$112,665,464

Net Income After Tax	1,632,728	369,178	5,543,005	1,036,407

Net Income Per Share:
Basic	$ 0.27	$ 0.06	$ 0.91	$ 0.17
Diluted	$ 0.26	$ 0.06	$ 0.90	$ 0.17

Weighted average
shares outstandings:
Basic	6,147,473	6,017,708	6,104,711	5,985,640
Diluted	6,204,147	6,177,192	6,192,019	6,241,780